EXHIBIT 4

SUBSCRIPTION AGREEMENT

This Subscription Agreement, dated as of June 10, 2014 (this “Agreement”), is entered into by and between Extended Stay America, Inc., a Delaware corporation (“Subscriber”) and ESH Hospitality, Inc., a Delaware corporation (the “Corporation”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Certificate of Incorporation of the Corporation.

WHEREAS, the Corporation desires to sell and issue to the Subscriber and the Subscriber desires to subscribe for and purchase from the Corporation, shares of Class A common stock of the Corporation, par value $0.01 per share (the “Class A Common Stock”), on the terms set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Purchase and Sale of Class A Common Stock. The Subscriber subscribes for and hereby purchases 7,661 shares of Class A Common Stock.

2.
Purchase Price.  The Subscriber shall, within two days of the date hereof, pay to the Corporation in respect of the shares of Class A Common Stock purchased pursuant to Section 1 hereof, an aggregate purchase price (the “Purchase Price”) equal to $76,826.50, representing a purchase price of $10.03 per share.

3.	Representations and Warranties of Subscriber. The Subscriber hereby represents and warrants to the Corporation as follows:

a.	Capacity and Authority. The Subscriber has full legal capacity and full right, power and authority to enter into this Agreement and to perform his obligations hereunder and thereunder.

b.
Authorization and Non-Contravention.  This Agreement has been duly executed and delivered by the Subscriber and constitutes the valid and binding obligation of the Subscriber enforceable in accordance with its terms.

4.
Entire Agreement.  This Agreement and any arrangements or agreements contemplated hereby constitute the entire agreement between the Subscriber and the Corporation with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Subscriber and the Corporation with respect to the subject matter hereof.

5.
Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the Subscriber, the Corporation and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Subscriber, the Corporation and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.
Amendment; Waiver.  No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the party against whom such amendment, waiver or modification is sought.  It is agreed that a waiver by any party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach.

7.
Severability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.	Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Subscription Agreement.

9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein written above.

EXTENDED STAY AMERICA, INC.

By:	/s/ Ross W. McCanless
Name: Ross W. McCanless
Title: Chief Legal Officer and General Counsel

AGREED AND ACCEPTED:

ESH HOSPITALITY, INC.

By:	/s/ Ross W. McCanless
Name: Ross W. McCanless
Title: Chief Legal Officer